AFA Private Credit Fund 486BPOS

Exhibit 99(k)(4)

FORM OF AMENDED AND RESTATED EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

This AMENDED AGREEMENT made as of the 31st day of August, 2024 by and among AFA Private Credit Fund, a Delaware statutory trust (the “Fund”) and Alternative Fund Advisors, LLC, a Delaware limited liability company (the “Investment Manager”) amends and restates the Expense Limitation and Reimbursement Agreement dated May 1, 2023 by among the Fund and Investment Manager (the “Agreement”).

WITNESSETH:

WHEREAS, the Investment Manager acts as investment adviser to the Fund pursuant to an Investment Management Agreement with the Fund (the “Investment Management Agreement”);

WHEREAS, the parties previously entered into an Expense Limitation and Reimbursement Agreement, dated April 22, 2021, under which the Investment Manager agreed to limit the covered operating expenses of the Fund at certain levels, which terminated as of July 1, 2022 (“Prior Agreement”) and the parties entered into a new Expense Limitation and Reimbursement Agreement, dated July 1, 2022, and amended and restated as of May 1, 2023, under which the Investment Manager agreed to limit the covered operating expenses of the Fund at certain levels; and

WHEREAS, the parties hereto have determined further to amend the Agreement to reflect a revised expense limitation for each of the Institutional Class Shares and Founder Class Shares;

NOW, THEREFORE, in consideration of the Fund engaging the Investment Manager pursuant to the Investment Management Agreement and other good and valuable consideration, the parties to this Amended Agreement agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Fund’s Prospectus as currently in effect.

2. The Investment Manager agrees with the Fund to reimburse expenses of the Fund (“Reimbursement”) so that certain of the Fund’s expenses (“Specified Expenses”) will not exceed 0.19% on an annualized basis for Founder Class Shares and Institutional Class Shares (the “Expense Limit”). Specified Expenses for this purpose include all Fund expenses other than the management fee, shareholder service fee, fees and interests on borrowed funds, distribution fees (if any), acquired fund fees and expenses (as determined in accordance with SEC Form N-2), taxes, leverage interest, brokerage commissions, dividend and interest expenses on short sales, expenses incurred in connection with any merger or reorganization, and extraordinary expenses, such as litigation expenses.

3. This Amended Agreement will have a term ending August 31, 2025 and during such term the Expense Limit may not be increased and the Amended Agreement may not be terminated by the Investment Manager or the Fund. This Amended Agreement will automatically renew for consecutive one-year terms thereafter. Subject to the initial sentence of this paragraph, any party may terminate this Amended Agreement upon thirty (30) days’ written notice to the other party.

4. The Fund agrees to carry forward, for a period not to exceed three (3) years from the date on which: (i) a Reimbursement is made by the Investment Manager, all expenses in excess of the Expense Limit that have been reimbursed by the Investment Manager and (ii) any fees and expenses in excess of the expense limitation as set forth in the Prior Agreement that have been waived, paid or absorbed by the Investment Manager (“Waiver”), and to repay the Investment Manager such amounts, provided the Fund is able to effect such repayment and remain in compliance with the Expense Limit in place at the time of the Reimbursement or Waiver and the current Expense Limit at the time of the recoupment. To the extent that such repayment is due, it shall be made as promptly as possible. To the extent that the full amount of such expense paid cannot be repaid as provided in the previous sentence within such applicable three-year period, such repayment obligation shall be extinguished.

5. If this Amended Agreement is terminated by the Fund, the Fund agrees to repay to the Investment Manager any amounts payable pursuant to paragraph 4 that have not been previously repaid and, subject to the Investment Company Act of 1940 (“Investment Company Act”), such repayment will be made to the Investment Manager not later than (3) three years from the date on which a Reimbursement or Waiver was made by the Investment Manager (regardless of the date of termination of this Agreement), so long as the Fund is able to effect such reimbursement and remain in compliance with the Expense Limit as if such Expense Limit was still in effect. If this Amended Agreement is terminated by the Investment Manager, the Fund agrees to repay to the Investment Manager, any amounts payable pursuant to paragraph 4 that have not been previously repaid and, subject to the Investment Company Act, such repayment will be made to the Investment Manager not later than thirty (30) days after the termination of this Amended Agreement, so long as the Fund is able to effect such reimbursement and remain in compliance with the Expense Limit as if such Expense Limit was still in effect.

6. This Amended Agreement will be construed in accordance with the laws of the state of Delaware and the applicable provisions of the Investment Company Act. To the extent the applicable law of the State of Delaware, or any of the provisions in this Amended Agreement, conflict with the applicable provisions of the Investment Company Act, the applicable provisions of the Investment Company Act will control.

7. This Amended Agreement constitutes the entire agreement between the parties to this Amended Agreement with respect to the matters described in this Amended Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties to this Amended Agreement have executed this Amended Agreement as of the date first written above.

AFA PRIVATE CREDIT FUND

By	Marco Hanig
Title:	President

ALTERNATIVE FUND ADVISORS, LLC

By	Marco Hanig
Title:	Managing Principal

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